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                                          RULE NO. 424(b)(3)
                                          REGISTRATION NOS. 333-31333 AND
                                                            333-78563

                          ADDENDUM DATED JUNE 1, 1999

                  to Prospectus Supplement dated May 25, 1999
                       to Prospectus dated May 21, 1999


$1,100,000,000

GTE Corporation [LOGO]

Floating Rate Debentures Due 2000

  We refer you to the first sentence of the last paragraph beginning on page S-3 of the prospectus supplement. Since May 31, 1999 is not a London business day, the interest rate in effect for the period from June 2, 1999 to September 2, 1999 will be the three-month LIBOR rate as of 11:00 A.M. on May 28, 1999 minus .081%, which interest rate we have determined to be 4.98525%.